Exhibit (m)(3)(i)

August 1, 2007

ING Funds Trust 7337 East Doubletree Ranch Road Scottsdale, Arizona 85258

Re:	Reduction in Fee Payable under Distribution Plan for Class A Shares

Ladies and Gentlemen:

Pursuant to our letter agreement dated January 20, 2006 with regard to ING Classic Money Market Fund, a series of ING Funds Trust (the “Fund”), we have waived a portion of the distribution fee payable to us under the Distribution Plan for Class A Shares of the Fund, through a reduction in the distribution fee of up to 0.40% of the average daily net assets of the Fund for the period from January 20, 2006 through August 1, 2007.

By this letter, we agree to continue to waive this fee for the period from August 1, 2007 through and including August 1, 2008.

Please indicate your agreement to this arrangement by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Funds Distributor, LLC

Agreed and Accepted:
ING Funds Trust
(on behalf of the Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC